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                                                                     EXHIBIT 99


            REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Member of
CenterPoint Energy Houston Electric, LLC
Houston, Texas

We have audited the consolidated financial statements of CenterPoint Energy Houston Electric, LLC and subsidiaries (the Company) as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, and have issued our report thereon dated March 22, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the distribution of its ownership interest in certain subsidiaries on August 31, 2002 and the resulting accounting treatment as discontinued operations as described in Note 1 to the consolidated financial statements); such report has previously been filed as part of the Company's Annual Report on Form 10-K for the year ended December 31, 2004 (Form 10-K). Our audits also included the financial statement schedule of the Company listed in the index at
Item 15(a)(2) of the Form 10-K and of the Annual Report on Form 10-K/A of the Company for the year ended December 31, 2004. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP

Houston, Texas
March 22, 2005